Exhibit 5.1

Greenberg Traurig, P.A.
401 East Las Olas Boulevard, Suite 2000
Fort Lauderdale, FL 33301

September 15, 2016

Platform Specialty Products Corporation
1450 Centerpark Boulevard, Suite 210
West Palm Beach, FL 33401

Re: Platform Specialty Products Corporation Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Platform Specialty Products Corporation, a Delaware corporation (the “Company”), in connection with the filing on July 11, 2016, with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-3 (File No. 333- 212480) (as amended and/or supplemented, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering by the Company from time to time of up to $1,000,000,000 in aggregate offering price of: (i) shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company, (ii) one or more series of preferred stock, par value $0.01 per share, of the Company, and (iii) one or more series of debt securities of the Company, which may be either senior, senior subordinated or subordinated debt securities.
The Registration Statement was declared effective by the Commission on July 26, 2016. Reference is made to our opinion letter dated July 12, 2016 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the final prospectus supplement (the “Prospectus Supplement”) dated September 15, 2016 to be filed by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of 42,424,242 shares of the Common Stock (and up to an additional 6,363,636 shares of the Common Stock subject to an over-allotment option granted to the Underwriters (as defined below)) covered by the Registration Statement.
The Securities are being sold by the Company to the several underwriters named in, and pursuant to, the Underwriting Agreement, dated as of September 15, 2016 (the “Underwriting Agreement”), by and between the Company and Credit Suisse Securities (USA) LLC, on its own behalf and as representative of the several underwriters named in Schedule I thereto (the "Underwriters").
This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.
The opinion set forth below is limited to the Delaware General Corporation Law (which includes reported judicial decisions interpreting the Delaware General Corporation Law).
Based upon the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that, when issued, the Shares will be legally issued, fully paid, and nonassessable.

The opinion expressed above is limited to the DGCL and we have not considered and express no opinion on the effect of any laws or the laws of any other state or jurisdiction, including state and federal laws relating to securities or other federal laws, or the rules and regulations of stock exchanges or any other regulatory body.
We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated September 16, 2016, which is incorporated by reference into the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and the Prospectus Supplement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Yours very truly,
/s/ Greenberg Traurig, P.A.
Greenberg Traurig, P.A.